Exhibit 99.1


[LOGO FOR B&G FOODS, INC.]



FOR IMMEDIATE RELEASE                          For further information, contact:
---------------------                                               Amy Chiovari
                                                                  (973) 401-6500


                     B&G Foods, Inc. Extends Exchange Offer

         Parsippany, New Jersey - Wednesday, June 19, 2002 - B&G Foods, Inc. announced today that it has extended the expiration date for its previously announced Exchange Offer. The Exchange Offer relates to B&G Foods' 9 5/8% Senior Subordinated Notes Due 2007, Series B (CUSIP No. 055088AC2) and 9 5/8% Senior
Subordinated Notes Due 2007, Series C (CUSIP Nos. 055088AD0 and U07409AB8) (together, the "9 5/8% Senior Subordinated Notes").

         The Exchange Offer has been extended to, and is now scheduled to expire at, 5:00 p.m., New York City time on Monday, June 24, 2002. The Exchange Offer is being made pursuant to the Exchange Offer Prospectus dated May 9, 2002, and the related Letter of Transmittal which more fully set forth the terms of the Exchange Offer. Holders of 9 5/8% Senior Subordinated Notes may obtain further information by contacting Amy Chiovari at B&G Foods, at (973) 401-6500, or by facsimile at (973) 630-6554.

         As of this date, tenders of approximately $119.4 million aggregate principal amount of 9 5/8% Senior Subordinated Notes, Series B and approximately $100.0 million aggregate principal amount of 9 5/8% Senior Subordinated Notes, Series C have been received pursuant to the Exchange Offer.

         This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. Only holders in jurisdictions where the Exchange Offer is permitted under applicable law will be permitted to participate in the Exchange Offer. Holders who receive the new securities pursuant to the Exchange Offer will be entitled to certain registration rights.

         B&G Foods, founded in 1889, manufactures, sells and distributes a diverse portfolio of high quality, shelf-stable, branded food products with leading retail market shares in its relevant markets. In general, B&G Foods positions its retail branded products to appeal to the consumer desiring a high quality and reasonably priced branded product. B&G Foods' portfolios of products include B&G(R) brand pickles, peppers, and specialty items, Trappey(R) peppers, Vermont Maid(R) syrup, Regina(R) wine vinegars, Brer Rabbit(R) molasses, Red Devil(R) hot sauces, Maple Grove Farms(R) syrups, salad dressings, and specialty items, B&M(R) baked beans, Underwood(R) canned meats, Accent(R) seasonings, Las Palmas(R) Mexican foods, Joan of Arc(R) beans, Polaner(R) fruit spreads and spices, plus the licensed products for Emeril Lagasse's new Emeril's Essence(R) seasonings, dressings, marinades, and pepper sauces.